EXHIBIT 99.2

Consent of Roth Capital Partners, LLC

We hereby consent to the references to this firm under the captions “Summary — The Merger,” “The Merger — Background of the Merger” and “The Merger — Opinion of Financial Advisor to Factual Data” in the Registration Statement on Form S-4 filed by Kroll Inc. (the “Registration Statement”) relating to the issuance of its shares in connection with that certain Agreement and Plan of Reorganization dated June 23, 2003 (the “Agreement”) by and among Kroll Inc., Golden Mountain Acquisition Corporation and Factual Data Corp. We further consent to the filing as exhibits to such Registration Statement and to the use in annexes to the proxy statement/ prospectus forming a part of such Registration Statement of the opinion issued by this firm in connection with the transactions contemplated by the Agreement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ ROTH CAPITAL PARTNERS, LLC

Denver, Colorado

July 18, 2003